Important Notice Concerning Limitations on
Trading in First Niagara Financial Group, Inc. Equity Securities

To:	Executive Officers and Directors of First Niagara Financial Group, Inc.

From:	Tony Alessi, Investor Relations

Date:	January 22, 2009

Re:	Blackout extension due to 401(k) Plan Conversion

The original blackout period was scheduled to end at 9 am on January 22, 2009.  Due to unforeseen circumstances, the Blackout Period for the First Niagara Financial Group 401(k) Plan must be extended to January 30, 2009.  This means that during the extended Blackout Period, you will be unable to redirect the investment of your accounts, obtain a plan loan or receive distributions from the 401(k) Plan.

Our objective for the transfer of assets was to avoid interruption of your investments, where possible.  For the funds that are to remain the same, the assets are being transferred from Fidelity (our current Trustee) to Schwab (our new Trustee) “in-kind”.  That means your actual shares are being transferred from Trustee to Trustee.  In order for funds to transfer in-kind, the shares must be re-registered with each fund family and the National Securities Clearing Corporation for the new Trustee.  Each mutual fund has different requirements for the re-registration and we have found some unexpected delays.  We are currently working to expedite all of the transfers.

With the re-registration process, we expect the Blackout Period will end no later than Friday, January 30, 2009.

As a final reminder, please follow our existing procedures and contact Ann Segarra or me before engaging in any transaction involving FNFG stock or derivatives based on FNFG stock during a blackout period, or if you believe that any such transaction in which you have a pecuniary interest may occur during a blackout period.